LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") dated this 18th day of April, 2005

                                    BETWEEN:

          Steven J. Turcotte or Nominee of 200, 724 - 11th Avenue S.W.,
                        Calgary, Alberta, Canada T2R 0E4
                                 (the "Lender")

                                                               OF THE FIRST PART

                                       AND

                US Center for Energy Information Inc. (USCEI) of
               16219 York Minster Drive, Spring, Texas, USA 77379
                           (the "Borrower" or "USCEI")

                                                              OF THE SECOND PART

IN CONSIDERATION OF the Lender loaning certain monies (the "Loan") to the Borrower, and the Borrower repaying the Loan to the Lender, both parties agree to keep, perform and fulfill the promises and conditions set out in this
Agreement:

Loan Amount & Interest

The Lender promises to loan eighty-five thousand ($85,000.00 ) USD, to the Borrower and the Borrower promises to repay this principal amount to the Lender, at 200, 724 - 11th Avenue S.W. Calgary, Alberta, Canada T2R 0E4 , or at such address as may be provided in writing, with interest payable on the unpaid principal at the rate of 5.25 percent per annum, calculated monthly not in advance.

Payment

This Loan will be repaid in full on April 15, 2007.

Default

Notwithstanding anything to the contrary in this Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing under this Agreement at that time to be immediately due and payable.

Additional Clauses

US Center for Energy Information Inc. (USCEI) is required to obtain a listing on the OTC BB and must be trading before any funds are required to be advanced by Mr. Turcotte.

The loan amount plus interest may be converted into shares of USCEI's Common Stock at the due date by Mr. Steve Turcotte at his discretion at fair market value. Mr. Turcotte shall have demand registration rights for USCEI to register the shares, at its sole expense, such that they become free trading.


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USCEI must receive the approval in writing from Mr. Steve Turcotte before spending any of these funds. The maximum funds available to the company per month is $10,000.00 USD.

Uses of proceeds by USCEI are for Hardware and Equipment ($16,000.00 Max.), Marketing ($24,000.00 Max.), Web Site Development ($5,000.00 Max.), Legal Costs ($30,000.00 Max.) and General Administrative Costs ($10,000.00 Max.) ONLY. ---- Proof of purchase, including any statements from the vendor, must be provided to Mr. Steve Turcotte for review.

Governing Law

This Agreement will be construed in accordance with and governed by the laws of the Province of Alberta, Canada.

Costs

All costs, expenses and expenditures including, without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will immediately be paid by the Borrower.

Assignment

This Agreement will pass to the benefit of and be binding upon the respective Nominee, Heirs, Executors, Administrators, Successors and assigns of the Borrower. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

Amendments

This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

Severability

The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

General Provisions

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.


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

Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand on this18th day of April, 2005.


/s/ Wendy Webster                       /s/ Steve Turcotte
-----------------------------------     ----------------------------------------
Witness                                 Steven J. Turcotte or Nominee


                                        US Center for Energy Information Inc.


/s/ D.K. Wicker                         /s/ Paul Wicker
-----------------------------------     ----------------------------------------
Witness                                 President - Mr. Paul Wicker